      CONTACTS: Media Inquiries          Lin Cummins
               (248) 435-7112
     linda.cummins@arvinmeritor.com

          Investor Inquiries
               Terry Huch

               (248) 435-9426

     terry.huch@arvinmeritor.com

ARVINMERITOR ANNOUNCES ACTIONS IN RESPONSE TO GLOBAL
MARKET CONDITIONS

•	Announces $125 million cost reduction initiatives.
•	Provides update on previously announced spin-off of light vehicle systems business.
•	Renews key factoring and securitization commitments.
•	Recognizes non-cash income tax charge.

TROY, Mich. (Oct. 31, 2008) — ArvinMeritor, Inc. (NYSE: ARM) today announced that it is responding aggressively to the current weakness in global business conditions by executing comprehensive restructuring and cost-reduction initiatives. In addition, it is exploring strategic alternatives to the spin-off of its Light Vehicle Systems (LVS) business group.

“Swift and decisive actions are necessary in response to today’s global economic conditions, which include softness in all markets in which we participate, as well as weaker foreign currencies,” said Chip McClure, chairman, CEO and president of ArvinMeritor.

The company has:

•	Accelerated restructuring actions, including workforce and discretionary cost reductions, to achieve an expected $125 million in annualized savings in 2009.
•	Implemented prudent steps in an effort to maintain profitability and positive annual cash flow.
•	Remained focused on its strategy to separate the LVS and Commercial Vehicle Systems (CVS) businesses and is pursuing strategic alternatives to ensure the completion of the separation, which may potentially include a sale.
•	Retained a strong liquidity position through recent renewals of significant factoring and securitization lines with key partner banks.
•	Continued to focus on executing growth strategies and investing in critical product offerings and technologies.
•	Repositioned cash for maximum flexibility, which will result in a non-cash income tax charge in fiscal year 2008.

“We believe the actions we are announcing today, as well as the progress we have made over the last several years to improve our cost structure solidly position our company to address the weakness we are seeing in the market place,” said McClure. “I am confident that when the global economies and our industry stabilize we will be a stronger, more focused company.”

The new cost reduction actions announced today are additional to those the company executed over the past four years. During this period, the company consolidated and/or closed 17 of its North American and European manufacturing facilities; divested non-core businesses; reduced its global workforce by approximately 4,000; and implemented a business transformation program (Performance Plus).

“We are pleased that in a very tough environment we were successful in achieving our Performance Plus cost savings target of $75 million in 2008,” said McClure. “We are also continuing to make strides in executing our profitable growth strategy by expanding our global presence and growing our CVS aftermarket, specialty, and military businesses.”

The company also announced today that it expects to recognize a non-cash income tax charge of approximately $190 million in its fourth quarter of fiscal year 2008 related to the repositioning of cash for maximum flexibility. The large majority of this non-cash charge is to provide for the utilization of certain deferred tax assets. This charge will result in a net loss for the company on a GAAP basis for fiscal year 2008. Excluding this charge and other previously disclosed special items, the company expects earnings to be in line with the full fiscal year guidance it provided in September. The company expects free cash flow to be near breakeven for the fiscal year, significantly ahead of guidance.

Restructuring and Cost Reduction Initiatives

The company has begun implementing a number of immediate restructuring and cost reduction initiatives aimed at mitigating current market conditions. In fiscal year 2009, ArvinMeritor expects to achieve $125 million in annualized savings related to these significant actions. The company is reducing its global workforce by 1,250 employees, or approximately seven percent, which is comprised of 450 salaried and 800 hourly positions, including full-time, contract and temporary workers. The majority of these actions have already been completed; while the remainder are in process.

ArvinMeritor is implementing proactive cost reduction actions to keep a strong focus on cash flow by maintaining tight controls on global inventory, pursuing working capital improvements and significantly reducing discretionary spending.

Strategic Alternatives for LVS

In May 2008, ArvinMeritor announced its plan to spin off its LVS business to its shareholders within twelve months, contingent upon satisfactory financial and automotive market conditions.

Although the LVS spin-off continues to be an option, ArvinMeritor is investigating other alternatives to achieve the separation, including a potential sale.

“We continue to believe that separating our two business groups will unlock significant value for our shareowners and strengthen the competitive position of both businesses, but due to today’s difficult environment we are pursuing additional approaches to achieve a separation,” McClure added.

Strong Financial Position

At the end of ArvinMeritor’s fiscal year 2008 (Sept. 28), the company had:

•	More than $1 billion in global liquidity, consisting of an unused or undrawn amount of $626 million of its revolving credit facility and cash balances of $484 million.
•	No current covenant constraints which would limit the full availability of its revolving credit facility.
•	Total secured debt to EBITDA of 0.10x compared with the current covenant level of 2.5x. This is the only financial covenant governing availability under the company’s revolving credit facility.
•	Utilized $521 million of factoring and securitization facilities, $419 million of which are pursuant to recently renewed 364-day committed liquidity facilities that extend to September and October of 2009. These committed facilities are provided by SunTrust and Nordea Bank.
•	No significant debt maturity until 2012, as a result of both refinancing and paying down debt during the past three years.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the planned separation of ArvinMeritor’s LVS business, including the timing and certainty of completion of the transition. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.